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                                                                     EXHIBIT k.1

                         STOCK TRANSFER AGENCY AGREEMENT

         AGREEMENT, made as of March 12, 2004 by and between CALAMOS STRATEGIC TOTAL RETURN FUND, a statutory trust organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Customer"), and THE BANK OF NEW YORK, a New York trust company (hereinafter referred to as the "Bank").

                              W I T N E S S E T H:

         That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the following meanings:

         1. "Business Day" shall be deemed to be each day on which the Bank is open for business.

         2. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Bank by the Customer which is signed by any Officer, as hereinafter defined, and actually received by the Bank.

         3. "Officer" shall be deemed to be the Customer's Chief Executive Officer, President, any Vice President, the Secretary, the Treasurer, the Controller, any Assistant Treasurer, and any Assistant Secretary duly authorized by the Board of Directors of the Customer to execute any Certificate, instruction, notice or other instrument on behalf of the Customer and named in a Certificate, as such Certificate may be amended from time to time.

         4. "Shares" shall mean all or any part of each class of the shares of capital stock of the Customer which from time to time are authorized and/or issued by the Customer and identified in a Certificate of the Secretary of the Customer under corporate seal, as such Certificate may be amended from time to time, with respect to which the Bank is to act hereunder.

                                   ARTICLE II
                               APPOINTMENT OF BANK